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                                                                  EXHIBIT 10.19

[I-CUBE LETTERHEAD]


June 3, 1996


Mr. Michael Pehl
920 Drovers Lane
Chester Springs, PA 19425

Dear Mike:

We at International Integration Incorporated ("I-CUBE" or the "Company") are pleased to offer you the position of Chairman of the Board of Directors and Chief Executive Officer of our Company. This position would report directly to the Board of Directors of I-CUBE. Subject to your acceptance of the terms of this letter agreement, your employment with us will commence on June 3, 1996. You will receive a $1,000,000 cash "signing bonus" upon commencement of your work with us.

As a full time employee, you will receive compensation in the amount of $8,333.33 on a semi-monthly basis as a base salary. This amount is equivalent to $200,000 in one full year of employment. You will be eligible to participate in all employee benefit plans and programs made available generally to employees of I-CUBE or to executive employees of I-CUBE. Descriptions of the benefit plans currently being offered are available for your review. Please note that any benefit may, from time to time, be amended or terminated with or without prior notice. In accordance with Company policies, you will also be reimbursed for all business, promotional, entertainment expenses incurred on behalf of the Company or to further the Company's business. The Company will provide you with an office, secretary and office automation and support equipment suitable for a chief executive of the Company.

Although you will be employed full time by I-CUBE, you will have the right to participate in charitable and community organizations, and also to participate in activities outside of the Company related to the Company's business, such as, for example, industry trade shows, seminars, forums, lectures and standards setting committees. You will also have the right to provide advisory services to your former employer under a separate agreement with your former employer, such services to be limited to a maximum of twelve days per year. However, none of these activities may interfere in any important way with your responsibilities as Chief Executive Officer of the Company.

Effective upon your employment, you will receive stock options to purchase 595,000 shares of common stock. To the maximum extent possible under applicable tax rules and

              Headquarters - 101 Main Street - Cambridge, MA 02142
                   Tel: (617) 374-5900 - Fax: (617) 374-5901
  West Coast - 5245 Pacific Concourse Drive - Suite 290 - Los Angeles, CA 90045
                    Tel: (310) 536-9747 - Fax: (310) 536-9749


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tax rules and regulations then in effect, the stock options granted to you will be incentive stock options within the meaning of section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), for federal income tax purposes, and the balance of the options will be non-qualified stock options. These options will be issued at the current exercise price of $3.00 per share. The options will vest over a four year period, in eight equal semi-annual installments commencing six months after the date of grant, except that (i) 100% of these options shall vest immediately upon the sale of the Company or a change of control (a transaction after which new stockholders own more than fifty percent (50%) of the outstanding shares of the Company) and (ii) if at the time of the IPO less than 50% of the Options have vested, then 50% of these Options shall vest immediately upon an IPO (as defined below), the remaining 50% to vest in four equal semi-annual installments commencing six months after the IPO. These options will terminate if your employment is terminated by the Company for "Cause" (as defined below), if you voluntarily leave the Company or upon your death; provided, that you or your estate, as the case may be, may exercise the vested portion of the Options in accordance with their terms. Notwithstanding anything to the contrary in this Agreement or the Incentive Stock Option and Non-Qualified Stock Option Agreements to be in the form attached hereto as Exhibits A and B and to be dated as of the first day of your employment with the Company, in the event that your employment is terminated by the Company without Cause, the options which have vested as of the date of termination will remain exercisable until the later of June 30, 1998 or 90 days after termination, after which date they shall be deemed to have expired.

In addition to the stock options for 595,000 shares described above, you will be entitled to receive two non-qualified stock options, each to purchase 108,000 shares of I-CUBE common stock, which also will be issued at the current exercise price of $3.00 per share. Each of these options will vest at the end of 7 years, subject to acceleration as follows. If the Company achieves a total market capitalization (market price of shares of common stock of the Company times the total number of shares of common stock then outstanding whether or not freely tradable) of $400,000,000 while you are employed by the Company or, in the event your employment is terminated by the Company without Cause, within six months of the effective date of such termination, one of these two options will then completely vest. The second of these options will completely vest if the Company achieves a total market capitalization of $600,000,000 while you are employed by the Company or, in the event your employment is terminated by the Company without Cause, within six months of the effective date of such termination. Except as set forth above, these additional options will terminate if your employment with the Company terminates for any reason or no reason prior to their vesting.

This entire package of stock options consisting of 811,000 shares represents approximately 7.5% of all currently outstanding stock of the Company inclusive of all outstanding stock options, warrants and other rights held by any person or entity to acquire equity securities of the Company. If the Company sells shares of its stock to


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raise the $1,000,000 signing bonus payable to you as described above, the number of shares subject to your stock options as described in the preceding paragraph will be appropriately increased by an aggregate of 7.5% of such additional shares. Otherwise with respect to protection against dilution, you will not be treated any differently than any of the founders, such as Messrs. Subramaniam and Anand. We anticipate that the Board may issue options to employees, including officers, but it will do so as dictated by the interests of the Company. All options will be issued under the Company's 1996 Stock Option Plan.

You may exercise your options and pay for the stock with other stock which you already hold, provided the Company will not thereby incur an expense charge (normally, the shares must be held for six months to avoid such a charge). If this method of payment is not feasible because of such expense charge, the Company will cooperate with you to facilitate the exercise of the Options and payment of the exercise price of the shares.

The Company may discharge you at any time for Cause upon delivery of written notice to you, making reference to this paragraph and specifying with particularity the actions or inactions constituting such Cause. For purposes of this letter agreement, a termination for "Cause" shall mean only termination for any one or more of the following reasons:

      a. being convicted of criminal conduct constituting a felony offense, other than a traffic offense, whether or not related to your employment;

      b. incompetence or negligence in the performance of your duties on behalf of the Company and which is not cured or corrected within thirty (30) days after your receipt of written notice from the Company referring to this paragraph and describing with specificity the conduct or omission constituting incompetence or negligence;

      c. fraud or embezzlement with respect to funds of the Company;

      d. your failure to comply with lawful instructions given to you by the Board of Directors and which is not cured or corrected within thirty (30) days after your receipt of written notice from the Company referring to this paragraph and describing with specificity the instructions with which you did not comply.

The Company will provide at its expense a $4,000,000 life insurance policy payable to your estate upon your death. This policy will be terminated 91 days after the Company's IPO.

In connection with expenses incurred by you in negotiating this letter agreement and relocating to the Company's headquarters, the Company will pay you a


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non-accountable expense allowance of $50,000, such amount to be paid upon our receipt of a signed copy of this letter agreement.

You will receive the same registration rights, if any, as granted to Messrs. Subramaniam and Anand.

As you know, the Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. Enclosed is a copy of the Form I-9 that you will be required to complete within the first three days of your employment. Please bring the appropriate documents listed on that form with you when you report to work.

We have agreed upon a form of "Nondisclosure, Noncompetition and Developments Agreement" ("NDA"), a copy of which is attached as Exhibit A. This offer of employment is conditioned on your willingness to sign and abide by the terms of this agreement. In making this offer, I-CUBE understands that you are not under any obligation to any former employer or any person, firm or corporation which would prevent, limit or impair in any way the performance by you of your duties as an employee of I-CUBE, other than as set forth in the NDA. Please return the signed NDA with the signed copy of this offer letter.

It is understood that you are not being offered employment for a definite period of time and that either you or I-CUBE may terminate the employment relationship at any time and for any reason without prior notice.

Please acknowledge your acceptance of this offer by signing at the bottom of this letter agreement and returning a signed copy to the attention of Carolynn Levy, Human Resources. An extra copy of this offer, signed on behalf of the Company, has been included for your records.

The undersigned officer represents and warrants that he has full power and authority to enter into this letter agreement on behalf of the Company, and that the execution, delivery and performance of this letter agreement have been authorized by the Board of Directors of the Company. Upon your acceptance of this letter agreement by signing and returning it to the Company, this letter agreement will become binding upon you and the Company. Notwithstanding the foregoing, the Company and you may enter into a more formal employment agreement consistent with the terms of this letter agreement, but this letter agreement and the offer of employment contained herein are not contingent in any manner on the execution and delivery of a separate employment agreement.

Notwithstanding the formal nature of this letter agreement, you should know that we are very excited at the prospect of working with you to continue our task of creating a great company. We know that your leadership will be instrumental in moving us forward.


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We believe this will mark the beginning of a long-term mutually beneficial relationship. We look forward to having you on board.

Sincerely,


/s/ Sundar Subramaniam
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Sundar Subramaniam
Chairman


/s/ Michael Pehl
----------------------------
Michael Pehl


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